Exhibit 10.2

Confidential information in this Amendment No. 5 to Loan and Servicing Agreement has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

AMENDMENT NO. 5 TO

LOAN AND SERVICING AGREEMENT

This AMENDMENT NO. 5 TO LOAN AND SERVICING AGREEMENT, dated as of September 19, 2011 (this “Amendment”), is executed by and among DT WAREHOUSE III, LLC, a Delaware limited liability company (together with its successors and assigns, the “Borrower”), DT CREDIT COMPANY, LLC, an Arizona limited liability company, as servicer (in such capacity, the “Servicer”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Backup Servicer, Paying Agent and Securities Intermediary (“Paying Agent”), and UBS REAL ESTATE SECURITIES INC., as Program Agent for the Conduit Lenders and the Committed Lenders (“Program Agent”) and as sole Managing Agent and sole Commitment Lender. Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed thereto in the “Loan and Servicing Agreement” (defined below).

WITNESSETH:

WHEREAS, the Borrower, the Servicer, the Program Agent, the Paying Agent, the Commercial Paper Conduits from time to time party thereto, and the Financial Institutions from time to time party thereto entered into that certain Loan and Servicing Agreement dated as of April 1, 2010, as amended by Amendment No. 1 dated as of July 28, 2010, by Amendment No. 2 dated as of March 31, 2011, by Amendment No. 3 dated as of April 10, 2011 and by Amendment No. 4 dated as of April 15, 2011 (the “Loan and Servicing Agreement”);

WHEREAS, as provided herein, the parties hereto have agreed to amend certain provisions of the Loan and Servicing Agreement as described below;

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Amendment to the Loan and Servicing Agreement. Effective as of the date hereof, and subject to the satisfaction of the conditions precedent and subsequent set forth in Section 2 hereof, the Loan and Servicing Agreement is hereby amended as follows:

1.1 The definitions of “Charged-Off Losses Ratio”, “Delinquency Measurement Ratio”, “DTCS”, “Overconcentration Amount” and “Permitted State”, set forth in Section 1.01 of the Loan and Servicing Agreement are hereby amended and restated as follows:

“Charged-Off Losses Ratio” means, with respect to any Accounting Period (i) with respect to the Pledged Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of such Pledged Contracts which became Charged-Off Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any Pledged Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Pledged Contracts as of the end of such Accounting Period, or (ii) with respect to the Managed Portfolio Contracts, the percentage equivalent of a fraction, the numerator of which is the aggregate Principal Balance of the Managed Portfolio Contracts which became Charged-Off Contracts during such Accounting Period, minus the aggregate of amounts received by the Servicer during such Accounting Period and applied to any such Managed Portfolio Contract which is a Charged-Off Contract as of the end of such Accounting Period, and the denominator of which is the aggregate Principal Balance of all Managed Portfolio Contracts as of the end of such Accounting Period.

“Delinquency Measurement Ratio” means, as of any Measurement Date, (a) with respect to the Pledged Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of the Pledged Contracts which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Pledged Contracts as of such Measurement Date, or (b) with respect to the Managed Portfolio Contracts, the quotient (expressed as a percentage) of (i) the Principal Balance of all of the Managed Portfolio Contracts which are Delinquency Measurement Contracts as of such Measurement Date, divided by (ii) the aggregate Principal Balance of all Managed Portfolio Contracts as of such Measurement Date

“DTCS” means DriveTime Car Sales Company, LLC, an Arizona limited liability company, together with its successors and each wholly-owned subsidiary of DriveTime Car Sales Company, LLC, created for the purpose of originating Contracts.

“Overconcentration Amount” means, at any time, the sum of (i) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “D+”, “D” or “D-” pursuant to the Credit and Collection Policy exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (ii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the related Contract Debtor is rated “C-”, “D+”, “D” or “D-” pursuant to the Credit and Collection Policy exceeds the product of 12.50% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iii) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in a particular State (other than Texas or Florida) exceeds the product of 15% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (iv) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Texas exceeds the product of 30% and the aggregate Principal Balances of all Eligible Contracts at such time, plus (v) the amount, if any, by which the aggregate Principal Balances of all Eligible Contracts as to which the Contract Debtors have an address in Florida exceeds the product of 22.5% and the aggregate Principal Balances of all Eligible Contracts at such time plus (vi) the amount by which the aggregate Principal Balances of all Eligible Contracts as to which all or part in excess of 10.00% of any Scheduled Payment is 31 or more but less than 61 days delinquent exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time plus (vii) the amount by which the aggregate Principal Balances of all Eligible Contracts as to which the original term to maturity exceeds sixty-eight (68) months exceeds the product of 5.00% and the aggregate Principal Balances of all Eligible Contracts at such time.

“Permitted State” means each of Arizona, Nevada, California, New Mexico, Texas, Florida, Georgia, Virginia, North Carolina, Colorado, Oklahoma, South Carolina, Tennessee, Alabama, Mississippi, Ohio, Kentucky, Arkansas, Missouri and Indiana and such other states as may be approved by the Program Agent in writing from time to time (such approval not to be unreasonably withheld).

1.2 The definition of “Eligible Contract” set forth in Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting clauses (g), (i) and (uu) thereof and substituting, in lieu thereof, respectively, the following:

(g) which is not (i) a Charged-off Contract, (ii) a Contract for which the Contract Debtor is a party to a proceeding under any Debtor Relief Law which arose after the creation of such Contract (other than as a creditor or claimant), (iii) a Contract for which the Amount Financed was in excess of $30,000, or (iv) a Contract that (A) was previously a Pledged Contract and (B) was previously transferred by the Borrower in connection with a Contract Disposition Transaction and, at the time of such Contract Disposition Transaction, was a Delinquency Measurement Contract; provided that notwithstanding the foregoing, a Contract of the type described in this clause (iv) may become an Eligible Contract if it otherwise satisfies the definition thereof upon the earlier of (x) the date after such Contract Disposition Transaction on which such Contract is not a Delinquency Measurement Contract and the related Contract Debtor has made at least four (4) Scheduled Payments thereunder and (y) the date on which such Contract was not a Delinquency Measurement Contract for three (3) consecutive Accounting Periods;

(i) which (i) has an original term to maturity that is not less than twelve (12) months and does not exceed sixty-two (62) months, or such other period as may be agreed to from time to time by the Borrower and the Program Agent, provided that (x) for Receivables as to which the Contract Debtor is rated “B” the original term to maturity is not less than twelve (12) months and does not exceed sixty-eight (68) months and (y) for Receivables as to which the Contract Debtor is rated “A” the original term to maturity is not less than twelve (12) months and does not exceed seventy-two (72) months, (ii) the Schedule of Payments has equal periodic payments except for payments due during the first 90 days of the term of such Contract, and except for the final payment which may be less than the other equal payments, and the payment obligation is in United States dollars, and (iii) does not cause the weighted average (based on Principal Balances of the applicable Eligible Contracts) original term to maturity of all Eligible Contracts that are Pledged Contracts to exceed sixty-two (62) months; provided that the Pledged Contracts rendered ineligible solely pursuant to the foregoing clause (iii) shall be selected by the Borrower from the Pledged Contracts with the longest original term to maturity and only with Principal Balances required to reduce such weighted average original term to maturity of all Eligible Contracts that are Pledged Contracts to or below sixty-two (62) months; provided that any such ineligible Pledged Contract may be subsequently designated by the Borrower as an “Eligible Contract” if the eligibility of such Pledged Contract would not cause such weighted average original term to maturity of all Pledged Contracts to exceed sixty-two (62) months.

(uu) with respect to which the scheduled payments under the Contract are due at least monthly in level payments through its maturity date sufficient to fully amortize the principal balance of such Contract by its maturity date, assuming timely payment by Obligors on simple interest Contracts, except that the payment in the first or last month of the life of the Contract may be minimally different from the level payment.

1.3 Section 1.01 of the Loan and Servicing Agreement is hereby amended by adding the following definitions to Section 1.01:

“Excluded Taxes” means (a) taxes imposed on or measured by net income (however denominated), franchise or gross revenue taxes imposed in lieu of net income taxes imposed, by the United States (or any political subdivision thereof), or any other jurisdiction (or any political subdivision thereof), as a result of the recipient being organized in, doing business in, or having its principal office or applicable lending office located in such jurisdiction; (b) any United States withholding tax imposed pursuant to any branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction in which the Borrower is located; (c) any United States withholding tax imposed by reason of an Affected Party’s failure to provide to Borrower the documents set forth in Section 2.13(c), to maintain or update such documents, or to provide any other documents, such that Borrower is required to withhold United States withholding tax; (d) any United States federal withholding taxes that would be imposed on amounts payable to an Affected Party that is not a United States person within the meaning of Code Section 7701(a)(30) based upon the applicable withholding rate in effect at the time such Affected Person becomes a party to the Agreement (or designates a new lending office); and (e) any taxes imposed pursuant to or as a result of FATCA.

“FATCA” means Sections 1471 through 1474 of the Code and any applicable Treasury regulation promulgated thereunder or published administrative guidance implementing such Sections whether in existence on the date hereof or promulgated or published hereafter.

“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto other than Excluded Taxes.

1.4 Section 1.01 of the Loan and Servicing Agreement is hereby amended by deleting the definition of “Ineligible Securitization Contract”.

1.5 Section 2.13 of the Loan and Servicing Agreement is hereby amended and restated as follows:

SECTION 2.13. Taxes.

(a) Except to the extent required by applicable law, any and all payments and deposits required to be made hereunder or under any instrument delivered hereunder by the Borrower hereunder shall be made free and clear of and without deduction for Taxes. If the Borrower or the Servicer shall be required by law to make any deduction for Taxes, (i) the Borrower shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower (or the Servicer, on its behalf) shall make such deductions and (iii) the Borrower (or the Servicer, on its behalf) shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If Borrower or Servicer is required by law to deduct any Excluded Taxes, then (A) Borrower or Servicer, as applicable, shall make such deductions, (B) the Borrower or Servicer, as applicable, shall pay the amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (C) the amounts so deducted and paid to the relevant taxation authority shall be treated under this Agreement as made to the Affected Party.

(b) In addition, the Borrower agrees to pay any present or future stamp or other documentary taxes or any other excise or property taxes or similar levies which arise from any payment made hereunder or under any instrument delivered hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any instrument delivered hereunder.

(c) (1) Each Affected Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Code agrees to complete and to deliver to the Borrower on or before the Effective Date (or, if later, on or prior to the date it becomes a party to this Agreement) a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Affected Party is a United States person that is not subject to U.S. backup withholding tax.

(2) Each Affected Party which is not organized under the laws of the United States or any State thereof shall timely deliver to the Borrower such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or Servicer, as the case may be, to determine (A) whether or not payments made hereunder are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Affected Party’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Affected Party by the Borrower pursuant to this Agreement or otherwise to establish such Affected Party’s status for withholding tax purposes in the applicable jurisdiction. Without limiting the generality of the foregoing, each Affected Party which is not organized under the laws of the United States or any State thereof shall, on or prior to the date that such Affected Party becomes a party to or obtains rights under this Agreement, and prior to any payment being made by the Borrower to such Affected Party, deliver to the Borrower: (i) two duly completed and executed copies of the Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form) as applicable; and (ii) to the extent it may lawfully do so, such other forms or certificates as may be required under the laws of any applicable jurisdiction (on or before the date that any such form expires or becomes obsolete), in order to permit the Borrower to make payments to, and deposit funds to or for the account of, such Affected Party hereunder and under the other Facility Documents without any deduction or withholding for or on account of any tax. Each such Affected

Party, to the extent it may lawfully do so, shall submit to the Borrower (with copies to the Program Agent) two updated, completed, and duly executed versions of: (i) all forms referred to in the previous sentence upon the expiry of, or the occurrence of any event requiring a change in, the most recent form previously delivered by it to the Borrower or the substitution of such form; and (ii) such extensions or renewals thereof as may reasonably be requested by the Borrower.

(3) Each Affected Party shall deliver to the Borrower such other tax forms or other documents as shall be prescribed by applicable law, to the extent applicable, (x) to demonstrate that payments to such Affected Party under this Agreement and the Loans are exempt from any United States withholding tax imposed pursuant to FATCA or (y) to allow the Borrower to determine the amount to deduct or withhold under FATCA from a payment hereunder. Each Affected Party further agrees to complete and to deliver to the Borrower from time to time, so long as it is eligible to do so, any successor or additional form required by the Internal Revenue Service or reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, U.S. withholding tax.

(d) If the Borrower is required to pay additional amounts to or for the benefit of any Affected Party pursuant to this Section as a result of a change of law or treaty occurring after such Affected Party first became a party to this Agreement, such Affected Party will, at the Borrower’s request, change the jurisdiction of its applicable lending office if, in the sole judgment of such Affected Party, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Affected Party.

(e) If the Internal Revenue Service or any other governmental authority of the United States or other jurisdiction asserts a claim that Borrower or Servicer did not properly withhold tax from amounts paid to or for the account of any Affected Person due to a failure on the part of the Affected Person (because the appropriate form was not delivered, was not properly executed, or because such Affected Person failed to notify Borrower or Servicer of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Affected Person shall indemnify and hold Borrower and Servicer harmless for all amounts paid, directly or indirectly, by Borrower or Servicer, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Borrower or Servicer under this Section 2.13, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Affected Persons under this subsection shall survive the payment of all obligations under this Agreement.

(f) If any Affected Party determines that it has received a refund of any Taxes as to which it has been indemnified by Borrower or Servicer or with respect to which Borrower or Servicer has paid additional amounts pursuant to this Section 2.13 it shall promptly pay over such refund to Borrower or Servicer, as applicable, (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 2.13 with respect to Taxes giving rise to such a refund), net of all reasonable out-of-pocket expenses of such Affected Party and without interest (other than any interest paid by the relevant governmental authority with respect to such a refund).

1.6 Section 4.01(j) of the Loan and Servicing Agreement is hereby amended and restated as follows:

(j) Collection Information; Master Agency Agreement. The names and addresses of all the Approved Sub-servicers, Depository Account Banks and Lock-Box Processors, together with the addresses of the Lock-Boxes and the account numbers of the Depository Accounts are as specified in Exhibit F. The Lock-Boxes set forth on Exhibit F are the only addresses to which Contract Debtors and Approved Sub-servicers of Pledged Contracts are directed to make payment. The Depository Accounts set forth on Exhibit F are the only accounts (other than zero balance accounts) to which Contract Debtors, Approved Sub-servicers or Lock-Box Processors remit Collections of Pledged Contracts by wire transfer or electronic funds transfer. Exhibit N hereto is a full, complete and correct copy of the Master Agency Agreement and such agreement has not been modified and is in full force and effect. There are no agreements or understandings relating to the Master Agency Agreement that are not fully and accurately described in Exhibit N. No DT Entity has granted any Person, other than Wells Fargo Bank, National Association under the Master Agency Agreement, “control” (within the meaning of Section 9-102 of any applicable enactment of the UCC) of any Depository Account or the right to take control of any Depository Account at a future time or upon the occurrence of a future event.

1.7 Schedule II to the Loan and Servicing Agreement is hereby amended and restated as set forth on Schedule II hereto.

1.8 Exhibit F to the Loan and Servicing Agreement is hereby amended and restated as set forth on Exhibit F hereto.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Program Agent of counterparts of this Amendment executed by each of the parties hereto.

SECTION 3. Representations, Warranties and Confirmations. Each of the Servicer and the Borrower hereby represents and warrants that:

3.1 It has the power and is duly authorized to execute and deliver this Amendment.

3.2 The execution and delivery of this Amendment has been duly authorized by all corporate or limited liability company action necessary on its part.

3.3 This Amendment and the Loan and Servicing Agreement as amended hereby, constitute legal, valid and binding obligations of such parties and are enforceable against such parties in accordance with their terms.

3.4 Immediately prior, and after giving all effect, to this Amendment, the covenants, representations and warranties of each such party, respectively, set forth in the Loan and Servicing Agreement and as amended hereby, are true and correct in all material respects as of the date hereof (except to the extent such representations or warranties relate solely to an earlier date and then as of such date).

3.5 Immediately prior, and after giving all effect, to this Amendment, no event, condition or circumstance has occurred and is continuing which constitutes an Event of Termination or Incipient Event of Termination.

SECTION 4. Entire Agreement. The parties hereto hereby agree that this Amendment constitutes the entire agreement concerning the subject matter hereof and supersedes any and all written and/or oral prior agreements, negotiations, correspondence, understandings and communications.

SECTION 5. Effectiveness of Amendment. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Loan and Servicing Agreement shall remain in full force and effect and are hereby ratified and confirmed. This Amendment is effective only for the specific purpose for which it is given and shall not operate as a consent, waiver, amendment or other modification of any other term or condition set forth in the Loan and Servicing Agreement or any right, power or remedy of any Program Agent under the Loan and Servicing Agreement. Upon the effectiveness of this Amendment, each reference in the Loan and Servicing Agreement to “this Agreement” or “this Loan and Servicing Agreement” or words of like import shall mean and be references to the Loan and Servicing Agreement as amended hereby, and each reference in any other Facility Document to the Loan and Servicing Agreement or to any terms defined in the Loan and Servicing Agreement which are modified hereby shall mean and be references to the Loan and Servicing Agreement or to such terms as modified hereby.

SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. Severability. In case any provision in this Amendment will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 8. Binding Effect. This Amendment shall be binding upon and shall be enforceable by parties hereto and their respective successors and permitted assigns.

SECTION 9. Headings. The Section headings herein are for convenience only and will not affect the construction hereof.

SECTION 10. Novation. This Amendment does not constitute a novation or termination of the Loan and Servicing Agreement or any Facility Document and all obligations thereunder are in all respects continuing with only the terms thereof being modified as provided herein.

SECTION 11. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the date first above written.

DT WAREHOUSE III, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

DT CREDIT COMPANY, LLC

By:	/s/ Jon Ehlinger
Name:	Jon Ehlinger
Title:	Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION as Backup Servicer, Paying Agent and Securities Intermediary

By:	/s/ Jeanine C. Casey
Name:	Jeanine C. Casey
Title:	Vice President

UBS REAL ESTATE SECURITIES INC. as Program Agent, sole Managing Agent and sole
Committed Lender

By:	/s/ Michael Stallmeyer
Name:	Michael Stallmeyer
Title:	Executive Director

By:	/s/ Peter Chuang
Name:	Peter Chuang
Title:	Director

SCHEDULE II

NOTICE ADDRESSES

DT Warehouse III, LLC

4020 East Indian School Road, Suite 670

Phoenix, AZ 85018

Telephone: (602) 667-2432

Attention: Secretary

DT Credit Company, LLC

4020 East Indian School Road

Phoenix, AZ 85018

Telephone: (602) 852-6600

Attention: Secretary

Wells Fargo Bank, National Association

MAC N9311-161

Sixth Street and Marquette Avenue

Minneapolis, Minnesota 55479

Telephone: (612) 667-3464

Facsimile: (612) 667-8058

Attention: Corporate Trust Services – Asset-Backed Administration

UBS Real Estate Securities Inc.

677 Washington Boulevard

Stamford, CT 06901

Telephone: (212) 713-3360

Facsimile: (203) 719-2971

Attention: Colin Bennett

With a copy to: sh-abs-credit@ubs.com

DBRS

140 Broadway, 35th floor

New York, New York 10005

Telephone: (212) 806-3277

Facsimile: (212) 806-3201

Attention: ABS Surveillance

With a copy to: ABS_surveillance@dbrs.com

EXHIBIT F

LIST OF LOCK-BOXES, LOCK-BOX PROCESSORS; DEPOSITORY ACCOUNTS;

AND DEPOSITORY ACCOUNT BANKS

Lock-Box

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072-3087

P.O. BOXES

DT Credit Company, LLC, P.O. Box 53087, Phoenix, AZ 85072

DEPOSITORY ACCOUNTS

Wells Fargo Bank, 100 West Washington Street, Phoenix, AZ 85003

Attn: Mr. John Helms, (602) 378-6633

Acct: [*] (Concentration)

Acct: [*] (Collection)

*	Confidential information on this page has been omitted and filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.